EXHIBIT 10.3

EXECUTION VERSION

April 12th,  2019

BETWEEN

TALEND SA

as Pledgor

AND

PACIFIC WESTERN BANK

as Beneficiary

_______________________________________

PLEDGE OF IP RIGHTS AGREEMENT

(nantissement de droit de propriété intellectuelle)

________________________________________

LPA-CGR avocats

THIS PLEDGE OF IP RIGHTS AGREEMENT HAS BEEN ENTERED ON APRIL 12th, 2019, BETWEEN:

1.        TALEND SA, a société anonyme, with a share capital of EUR2,417,390.40, incorporated under French laws, whose registered office is at 9 rue Pages, 92150 Suresnes, france, registered with the corporate and trade registry of Nanterre under number 484 175 252;

(hereinafter referred as the "Pledgor")

AND

2.         PACIFIC WESTERN BANK,  a  California State chartered bank, whose registered office is located at 406 Blackwell Street, Suite 240, Durham, North Carolina 27701, United States;

(hereinafter referred to as the "Beneficiary")

The above-mentioned parties being hereafter named each a "Party", or, together, the "Parties".

PREAMBLE

A.       Within the framework of their activity, Talend, Inc., Talend USA, INC. and Stitch, Inc. (hereinafter jointly and severally the "Borrowers"), contacted the Beneficiary to obtain a facility for the Borrowers’ working capital and general corporate purposes.

B.        Pursuant to a Loan and Security Agreement executed on February 14, 2019, the Beneficiary, as Lender, has agreed to make available to the Borrowers, loans in amounts not exceeding thirty million US Dollars ($30,000,000) (hereinafter the "Loan Agreement").

C.        Clause 8(b) of the Schedule to the Loan Agreement provides for the obligation for the Pledgor to grant to the Beneficiary a Continuing Guaranty (the "Guarantee") as well as security over certain of its assets to secure the payment and performance of all of the Secured Obligations (as defined hereinafter).

D.        The Pledgor has undertaken to provide to the Beneficiary a pledge over the IP Pledged Rights (as defined hereinafter) to the benefit of the Beneficiary, under the terms and conditions of this pledge of IP rights (hereinafter with its schedules as amended, restated or supplemented in the future referred to as the "Pledge Agreement").

IT IS AGREED AS FOLLOWS:

1.         DEFINITIONS AND INTERPRETATION

1.1       Defined Terms

The following terms and expressions used in this Pledge Agreement and in the recitals of this Pledge Agreement shall, unless the context requires otherwise or otherwise mentioned in the Supplemental Agreement, have the following meanings:

"Confirmation of Pledge of New IP Rights" means any confirmation substantially in the form set out in Schedule 2 signed by the Pledgor in accordance with Clause 2.3.

"Enforcement Event" means the occurrence of any of the following events: (i) the acceleration of the Loan pursuant to clause 7.2 (b) of the Loan Agreement or (ii) a Pledgor's payment default under the Guarantee issued on or about the date hereof in favour of the Beneficiary as security for the Secured Obligations, following receipt of a valid payment request from the Beneficiary.

"Event of default" has the meaning indicated in clause 7 of the Loan Agreement.

"Existing Pledged IP Rights" means each of

(i)      the national trademarks registered with the French intellectual property rights registry (Registre National des Marques) at Institut National de la Propriété Industrielle (hereafter, the "INPI");

(ii)     European trademarks registered with the European Union Intellectual Property Office (hereafter, the "EUIPO") or European or French designations of international trademarks registered with the World Intellectual Property Organization (hereafter, the "WIPO");

(iii)    the software as defined in the list set forth in Schedule 1,

a list of which as at March 12, 2019 as per the public online registries is set forth in Schedule 1 (Pledged IP Rights) and any application in France or the European Union as a whole for a trademark and software relating to the rights referred to the above, in accordance with and subject to the provisions of Article 2355 of the French Civil Code (Code Civil).

"Finance Documents"  means the Loan Documents, as defined in clause 8 (Definitions) of the Loan Agreement, the Supplemental Agreement, the Pledge Agreement, any other security document entered into between the Pledgor and the Beneficiary as security for the Secured Obligations and any other documents designated as such by the Pledgor and the Beneficiary.

"Future Pledged IP Rights" means any trademark (including trademark application) or a software similar to the Existing Pledged IP Rights of which the Pledgor becomes the owner, in any manner whatsoever, after the date of this Pledge Agreement, in accordance with and subject to the provisions of Article 2355 of the French Civil Code (Code Civil).

"Loan Agreement"  shall have the meaning indicated in the recitals of this Pledge Agreement.

"Pledge" means the pledge over each of the Existing Pledged IP Rights created under this Pledge Agreement and the pledge over Future Pledged IP Rights as added to this Pledge Agreement to be created pursuant to any relevant Confirmation of Pledge of New IP Rights.

"Pledged IP Rights" means Existing Pledged IP Rights and Future Pledged IP Rights.

"Secured Obligations"  means all present and future, including contingent and limited obligations of the Borrowers and/or the Pledgor or pursuant to the provisions of the Loan Agreement towards the Beneficiary, arising under or in connection with the Loan Agreement, this Pledge Agreement or any other Finance Document, including all interest, fees, costs, penalties and expenses owing by the Pledgor to the Beneficiary under the Loan Agreement, this Pledge Agreement or any other Finance Document to which it is a party in each case together with all accruing interest and all losses, costs, charges and expenses incurred by the Beneficiary in connection with the protection, preservation or enforcement of its rights against the Pledgor with respect to the Finance Documents subject to relevant provisions of the Finance Documents (including Clause 7).

"Supplemental Agreement" means the supplemental agreement entered into on the date hereof between the Pledgor as guarantor and the Beneficiary as lender.

1.2       Interpretation

(a)        In this Pledge Agreement, unless a contrary provision appears, a reference to:

(i)        a Clause is a reference to a clause of this Pledge Agreement;

(ii)       a Schedule is a reference to a schedule to this Pledge Agreement;

(iii)      words importing the plural shall include the singular and vice versa;

(iv)      a person is a reference to or includes its successors and assignees; and

(v)       an agreement or document includes a reference to that agreement or document as varied or novated at any time.

(b)       The headings in this Pledge Agreement are for convenience only and are to be ignored in construing this Pledge Agreement.

(c)       If there is any conflict between the provisions in this Pledge Agreement and the provisions of the Loan Agreement, the provisions of the Loan Agreement shall prevail.

(d)       The principles of interpretation set out in the Loan Agreement shall apply mutatis mutandis to this Pledge Agreement.

2.         FIRST RANKING PLEDGE

2.1       As security for the due performance, payment and discharge in full of the Secured Obligations, the Pledgor hereby irrevocably grants in favour of the Beneficiary the Pledged IP Rights, in accordance with Article 2355 of the French Civil Code (Code Civil) and with Articles L. 521-1 et seq. of the French Commercial Code (Code de Commerce).

2.2       In case of enforcement of the Pledge Agreement, the Pledgor agrees that the Beneficiary will enforce the Pledge as security for the Secured Obligations, pursuant to the terms of this Pledge Agreement and shall have no recourse over the assets of the Pledgor other than the Pledged IP Rights, in accordance with the provisions of Article 2334 of the French Civil Code (Code Civil).

2.3       The Pledgor undertakes:

(i)         to disclose (either directly or through Borrowers delivering a Compliance Certificate containing such information) to the Beneficiary the existence and/or creation of any Future Pledged IP Rights once they become subject to a deposit filed with any Intellectual Property Office or public notary bailiffs or Agence de Protection des Programmes (A.P.P.) during the quarterly period covered by the relevant Compliance Certificate;

(ii)       to execute any Confirmation of Pledge of New IP Rights relating to any Future Pledged IP Rights which shall be included in the scope of the Pledge after the date hereof in accordance with Clause (i) above, as soon as practicable upon the date upon which the Pledgor becomes the owner of such Future Pledged IP Right; and

(iii)      to carry out any formalities relating to the Pledge with respect to such Pledged IP Right in accordance with Clause 6.

3.         REPRESENTATIONS AND WARRANTIES

The Pledgor expressly reiterates hereby representations and warranties of section 1 (Representations, Warranties and Covenants of Guarantor) of the Supplemental Agreement and hereby represents and warrants to the Beneficiary that on the date of this Pledge Agreement and for the duration of the Pledge Agreement:

3.1       the execution, delivery and performance by the Pledgor of this Pledge Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized by the Pledgor, (ii) are not subject to any consents required to be obtained by the Pledgor, which have not been obtained, (iii) are enforceable against Pledgor in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iv) do not violate Pledgor’s articles or certificate of incorporation, or Pledgor’s by-laws, or any law or any material agreement or instrument, which is binding upon Pledgor or its property;

3.2       there is no action, claims or proceeding before any court or administrative authority, pending or threatened in writing, that could affect the validity, applicability or the capacity of the Pledgor to perform its obligations under this Pledge Agreement;

3.3       it is the sole owner of the Pledged IP Rights except for non-exclusive licenses granted by Pledgor to its customers in the ordinary course of business. To the Pledgor’s knowledge, each of the Copyrights, Trademarks and Patents relating to the Pledged IP Rights is valid on the signing date and enforceable, and no part of the Pledged IP Rights has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Pledgor that any part of the Pledged IP Rights violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change;

3.4       from the entry into force of this Pledge Agreement, the Pledged IP Rights are and will remain, free from any transfer, pledge or lien and are not subject to any foreclosure proceedings of which it would not have immediately informed the Beneficiary, except for the Pledge, any Permitted Lien and any adverse claim in an amount lower than USD 1,000,000;

3.5       the Beneficiary has and will continue to have a first priority perfected and enforceable security interest in the Pledged IP Rights (except as enforcement may be limited by equitable principles and by bankruptcy, reorganization, moratorium or similar laws relating to the creditors' rights generally), subject only the Permitted Liens, it being specified that the Pledge will only be enforceable as against third parties after completion of the perfection formalities as set out in Clause 6;

3.6       the Pledgor represents and warrants that on the date of this Pledge Agreement either (a) it is not insolvent or (b) is not informed of an action or proceedings whatsoever initiated, in the course of a bankruptcy proceedings, for the purpose of requesting the suspension of payment, the dissolution or liquidation or ad hoc proceedings or the opening of a safeguard proceedings or the appointment of a mediator or a conciliator or any other similar proceedings described in the Livre Sixième of the French Commercial Code (Code de commerce) or any other similar proceedings provided by any other applicable law.

4.         COVENANTS OF THE PLEDGOR

4.1       Registration of software that are material to the conduct of its business:

(a)       to the extent compatible with their open source nature, the Pledgor shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Pledged IP Rights, (ii) detect infringements of the Pledged IP Rights, and (iii) not allow any material Pledged IP Rights of Future Pledged IP Rights to be abandoned or forfeit without the written consent of the Beneficiary, which shall not be unreasonably withheld;

(b)       the Beneficiary shall have the right, but not the obligation, to take, at the Pledgor’s sole expense, any actions that Pledgor required to take but which Pledgor fails to take, after 15 days’ notice to Pledgor. Pledgor shall reimburse and indemnify Beneficiary for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Clause;

4.2       In addition to the undertakings made in section 1 (Representations, Warranties and Covenants of Guarantor) of the Supplemental Agreement, the Pledgor covenants on the date of the Pledge Agreement and for the entire term of the Pledge Agreement not to conclude any agreement that the terms would have a material adverse effect on the rights of the Beneficiary under this Pledge Agreement.

5.         ENFORCEMENT

5.1       Remedies upon enforcement

In the event of the occurrence of an Enforcement Event which is continuing, the Beneficiary may exercise all rights, remedies and actions whatsoever which are available under French law to enforce the Beneficiary's rights under the Pledge in accordance with the provisions of this Pledge Agreement, in each case subject to and in accordance with the provisions of the Loan Agreement and French law.

5.2       Transfer of title to the Pledged IP Rights

(a)       Without limitation to the provisions of Clause 5.1, in the event of the occurrence of an Enforcement Event which is continuing, the Parties irrevocably agree that the Beneficiary may freely decide to enforce the Pledge by having full title to the Pledged IP Rights transferred to the Beneficiary, in accordance with Articles L.521-3 of the French Commercial Code (Code de commerce) and 2348 of the French Civil Code (Code Civil)  and the provisions of Clause (c) above.

(b)       The Beneficiary will notify the enforcement of the Pledge referred to in Clause (a) above, to the Pledgor, by sending an enforcement notice notified (signifiée) by a bailiff (huissier) or by registered letter with acknowledgement of receipt or delivered in person, such notice indicating the date of the enforcement of the Pledge as being the second Business Day following the date of such notice (the "Enforcement Date").

(c)        In accordance with Article 2348 of the French Civil Code (Code Civil), the value of the Pledged IP Rights as of the Enforcement Date (the "Enforcement Value") shall be determined by an expert appointed as specified below (the "Expert") in accordance with the following provisions:

(i)         the Expert's mission shall be the determination of the Enforcement Value (the "Mission");

(ii)       the Expert shall be appointed in accordance with the following provisions:

(A)        the Expert shall be the first person mentioned in the list referred to in Schedule 3 (List of Experts for determination of Enforcement Value), unless the Pledgor and the Beneficiary consider, acting reasonably, that such person is in a conflict of interest situation or that such person refuses the Mission, in which case the Expert shall be the first person next mentioned in the list referred to in Schedule 3 (List of Experts for determination of Enforcement Value), and successively in the order of priority referred therein until an Expert is appointed; and

(B)        if all the persons listed in Schedule 3 (List of Experts for determination of Enforcement Value) are in a conflict of interest situation or refuse the Mission as specified in sub-paragraph (A) above, the Expert shall be appointed by the Président of the Tribunal de Grande Instance of Paris under the form of summary proceedings and without any recourse (procédure en la forme des référés et sans recours possible) further to a motion by the most diligent party and shall be selected from leading financial or audit company conducting activities in France;

(iii)      the Expert shall act as joint agent (mandataire commun) for the Parties in accordance with the provisions of Article 2348 of the French Civil Code (Code Civil);

(iv)      the Expert shall carry out all diligences which it considers necessary in order to fulfil its Mission and may in particular obtain from the Pledgor and/or the Beneficiary any documents and any information relating to the Pledged IP Rights and consult together or separately the Pledgor and/or the Beneficiary;

(v)       the assessment methods applied for the performance of the Mission shall be consistent with the methods usually used for the purpose of the assessment of intellectual property rights;

(vi)      the Expert shall deliver to the Beneficiary and the Pledgor, within sixty (60) Business Days (as defined in the Loan Agreement) after the date of acceptance of its Mission, a copy of its report setting forth its determination of the Enforcement Value and the assessment methods applied for the purpose of the Mission, the date of delivery being hereafter referred to as the "Valuation Date";

(vii)     the determination of the Enforcement Value made by the Expert referred to in sub-paragraph (vi) above shall, in the absence of a manifest error (erreur grossière) as referred to in sub-paragraph (viii) below, be final and binding on the Parties;

(viii)    in the event of a manifest error (erreur grossière) in the determination of the Enforcement Value, such error being acknowledged by a final decision of the relevant court having jurisdiction in accordance with Clause 14, a new Expert shall be appointed in accordance with the same terms and conditions as referred to in sub-paragraph (ii) above and perform the Mission in accordance with the same terms and conditions as referred to in this Clause (c);

(ix)       the Beneficiary shall not be liable for the determination of the Enforcement Value; and

(x)       the Beneficiary shall fully bear all fees and expenses of the Expert in the discharge of its Mission hereunder.

(d)        If the aggregate amount of the Enforcement Value is greater than the amount of the Secured Obligations that are due and payable by the Pledgor, the Beneficiary shall pay to the Pledgor the difference between those two amounts within 30 (thirty) Business Days following the Valuation Date.

6.         PERFECTION

6.1       This Pledge Agreement and, as the case may be, any Confirmation of Pledge of New IP Rights shall be filed with all appropriate intellectual property registries in accordance with the laws and regulations applicable to the Pledged IP Rights and the Loan Agreement.

6.2       The registration of the Existing Pledged IP Rights shall be filed within ten (10) Business Days of the date of this Pledge Agreement with all appropriate intellectual property registries except for the pledged trademarks as described in Schedule 1 that shall be filed within ten (10) Business Days of the date of the Event of Default. The Pledgor hereby grants the relevant power of attorney to the Beneficiary to carry out such registration.

6.3       The Pledgor hereby grants all powers and authority to any person acting on its behalf and holding an original copy of the Agreement or, as the case may be, any Confirmation of Pledge of New IP Rights, for the purpose of carrying out all formalities referred to in Clause 6.1.

7.         COSTS AND EXPENSES

The Pledgor undertakes, from time to time on demand of the Beneficiary, to indemnify the Beneficiary, in respect of all reasonable costs and expenses, incurred by the latter and/or by every attorney, manager, agent or other person appointed by it, in relation to the amendment or enforcement of this Pledge Agreement, including legal fees and expenses, and all charges, duties, taxes or registration fees relating thereto.

8.         DELEGATION

8.1       The Beneficiary or any person appointed by the Beneficiary may delegate by power of attorney or in any other manner to any properly qualified person or persons any right, power, authority and discretion exercisable by the Beneficiary under this Pledge Agreement in relation to the Pledge.

8.2       Any such delegation may be made upon such terms (including power to sub-delegate) and subject to such regulations as the Beneficiary or such person appointed by the Beneficiary may think fit.

8.3       Neither the Beneficiary nor any such person appointed by the Beneficiary will be in any way liable or responsible to the Pledgor for any loss or damage arising from any fact, default, omission or misconduct on the part of any such delegate or sub-delegate.

9.         POWER OF ATTORNEY

9.1       The Pledgor hereby, in order more fully to secure the performance of its obligations hereunder, appoints the Beneficiary and every person appointed by the Beneficiary hereunder to be its attorney (mandataire) acting severally, and on its behalf and in its name or otherwise, to execute and do all such assurances, acts and things which the Pledgor is required to do and fails to do under the covenants and provisions contained in this Pledge Agreement.

9.2       The Pledgor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 9.1 above shall properly do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in such Clause.

10.       SUCCESSORS AND ASSIGNS

10.1     All the rights, privileges, powers and actions of the Beneficiary will ensure to the benefit of its permitted successors and assigns in accordance with clause 9.13 of the Loan Agreement.

10.2     The Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in its rights and/or obligations hereunder.

10.3     The Beneficiary shall be entitled to assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations hereunder to a third party in accordance with the Loan Agreement.

10.4     In the event of an assignment, a transfer, a novation or disposal of all or part of the rights and obligations by the Beneficiary which might be regarded as a novation under French law, the Beneficiary expressly reserves the rights, powers, privileges and actions that it enjoys under this Pledge Agreement in favour of its assignees or, as the case may be, its successors, in accordance with the provisions of Article 1334 of the French Civil Code (Code Civil).

11.       TERM AND RELEASE

11.1     The Pledge enters into force on the date hereof and remains enforceable until the date on which effective repayment and payment of all sums due by the Borrowers to the Beneficiary under the Finance Documents (other than contingent indemnification and reimbursement obligations not yet due, and obligations which have been cash collateralized in an amount equal to such obligations, in a manner reasonably acceptable to the Beneficiary) is made and the Loan Agreement is terminated (the "Discharge Date"), it being specified that the Beneficiary shall expressly release the Pledge and all the rights of the Beneficiary under the Pledge Agreement following the Discharge Date.

11.2     The Beneficiary undertakes to execute and remit to the Pledgor, at such Pledgor’s cost and if so requested, all certificates that the said Pledgor may reasonably request in order to confirm the above release.

12.       MISCELLANEOUS

12.1     The Beneficiary shall not be liable for any loss on realization, or for any default or omission in exercising its rights hereunder. The Pledgor alone shall be responsible for its own contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by it and the Beneficiary shall not incur any liability therefore (either to the Pledgor or any other person whatsoever) for any reason whatsoever.

12.2     No failure to exercise, or any delay in exercising, by the Beneficiary any right or remedy under this Pledge Agreement shall operate as a waiver thereof. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The Beneficiary shall not assume any responsibility towards the Pledgor or its legal successors, individually or generally, due to the late exercise or failure to exercise the rights and prerogatives conferred on the Beneficiary by this Pledge Agreement. The rights and remedies provided for in this Pledge Agreement are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

12.3     A waiver by the Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Beneficiary would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

12.4     The security created by this Pledge Agreement shall be in addition to, and shall not in any way be prejudiced or affected by, and shall be without prejudice to, any other security or guarantee from time to time held by the Beneficiary in respect of the Secured Obligations or any thereof.

12.5     In the event that one or more provisions of this Pledge Agreement is considered illegal, invalid or unenforceable, this Pledge Agreement shall be interpreted as if it did not contain that provision and the nullity or invalidity of the said provision shall not affect the validity or the performance of the other provisions of this Pledge Agreement, which shall nevertheless remain legal and valid and shall continue to be in force.

12.6     The Parties to this Pledge Agreement recognize that this Pledge Agreement has the sole objective of establishing the present security for the benefit of the Beneficiary and does not have the objective or effect of modifying the rights and obligations set out in the Loan Agreement and/or the Supplemental Agreement.

12.7     The Beneficiary is not liable for any losses arising from the exercise by Beneficiary of any rights or privileges under this Pledge Agreement, except in cases of voluntary or gross negligence (faute lourde ou intentionnelle).

13.       NOTICES

Unless otherwise specified in the Pledge Agreement, every notice, request, demand or other communication under this Pledge Agreement or relating to it, shall be in the English language and made in writing by registered mail with acknowledgment of receipt or by first-class prepaid letter (airmail if available) or by facsimile transmission or by e-mail as described below:

13.1     Address

Address, e-mail and facsimile number of the Parties are as described below (if necessary, the name of the service or responsible):

For the Pledgor:

TALEND

Address:	9 rue Pages
92150 Suresnes
Attention:	Emmanuel Samson
Telephone:	+33 (0) 1.80.42.00.77
Email:	esamson@talend.com

For the Beneficiary:

PACIFIC WESTERN BANK

Address:	406 Blackwell Street, Suite 240, Durham
North Carolina 27701
United States
Name:	Mr. Nick Nance

or any other address, facsimile number or service name or a responsible should be indicated subject to prior notice of at least 5 (five) Business Days.

13.2     Reception

Any notice, request, demand or other communication made under this Pledge Agreement shall be deemed to have been received only:

(a)      for a facsimile, when received in a readable form;

(b)     for a letter when it is filed to the right place or 5 (five) Business Days after being mailed in an envelope labeled with the correct address;

(c)      by a registered letter with return receipt, at the date of the first presentation, and;

(d)     assuming it was specified a service or a responsible recipient, provided that the communication was addressed to such service or person.

A communication addressed to a Party shall not produce effects until it is deemed to have been received by the Party as detailed above and provided that it contains an explicit mention of the service or responsible recipient indicated above the name of the Party (or any other service or responsible that the Party may have indicated).

14.       GOVERNING LAW – JURISDICTION

14.1     This Pledge Agreement shall be governed by and construed in all respects in accordance with French law.

14.2     The Parties expressly and specifically accept, pursuant to Article 23 of Council Regulation n°1215/2012, to give exclusive jurisdiction to the courts within the territorial jurisdiction of the Commercial Court of Paris to settle any dispute that may arise between the Parties in connection with the construction or performance of this Pledge Agreement.

Executed in Paris in three (3) originals (one for registration), on the date first above written.

/s/ Emmanuel Samson	/s/ Stephen J. Berens
TALEND SA	PACIFIC WESTERN BANK
As Pledgor	As Beneficiary

Represented by: Emmauel Samson	Represented by: Stephen J. Berens
duly authorized	duly authorized

SCHEDULE 1

Pledged IP Rights

Trademarks

•     French trademark “Talend”, N°3376639 registered in classes 9  ;  35  ;  42

•     European Union trademark “TALEND”, N° 14226989, registered in classes 9  ;  35  ;  42

•     European designation of International trademark “TALEND”, N° 1310047, registered in classes 9  ;  42

Software List

•     Talend Cloud Integration

•     Talend Data Integration

•     Talend Big Data Integration

•     Talend Cloud API Services

•     Talend Data Catalog

•     Talend Data Quality

•     Talend Master Data Management

•     Talend Data Preparation

•     Talend Open Studio for Data Integration

•     Talend Open Studio for Big Data

•     Talend Data Preparation Free Desktop

•     Talend Open Studio for ESB

•     Talend Open Studio for Data Quality

•     Talend Open Studio for Master Data Management

•     Stitch Data Loader

•     Talend Data Streams Free Edition

SCHEDULE 2

Confirmation of Pledge of New IP Rights

[On Pledgor letter-head]

From:	TALEND SA in its capacity as Pledgor

To:	PACIFIC WESTERN BANK IN its capacity as Beneficiary

Dated: [_]

Pledge granted by TALEND SA over the IP Rights – Confirmation of Pledge of New IP Rights

Dear Sir/Madam,

(a)       We refer to a pledge agreement over intellectual property rights dated April 12th, 2019 and entered into between Talend SA as Pledgor and Pacific Western Bank as Beneficiary (the "Pledge of IP Rights Agreement"), a copy of which is attached as a schedule 1 hereto.

(b)       Terms and expressions used and not defined in this Confirmation of Pledge of New IP Rights shall have the meaning ascribed thereto in the Pledge of IP Rights Agreement.

(c)        Pursuant to this Confirmation of Pledge of New IP Rights, the Pledgor:

(i)        confirms that the intellectual property rights described in schedule 2 hereto, of which the Pledgor is the owner are included in the scope of the Pledge granted pursuant to the Pledge of IP Rights Agreement as security for the due performance, payment and discharge in full of the Secured Obligations, in favor of Pacific Western Bank as Beneficiary;

(ii)       acknowledges that the provisions of the Pledge of IP Rights Agreement will apply to the intellectual property rights referred to under sub-paragraph (i) above which shall be deemed to become Pledged IP Rights as from the date upon which the Pledgor has become the owner thereof.

Yours faithfully,

TALEND SA
The Pledgor

By: [ ]

Schedule 1 - Copy of the Pledge of IP Rights Agreement

Schedule 2 – Description of new Pledged IP Rights

SCHEDULE 3

List of Experts for determination of Enforcement Value

ENTITY
1.	Deloitte
2.	Price Waterhouse Coopers
3.	Interbrand
4.	Sorgem évaluation